Exhibit 99.1

NEWS RELEASE

Contact:	Jeremy W. Smeltser
704-752-4478
E-mail: investor@spx.com

SPX REPORTS SECOND QUARTER 2003 RESULTS

2Q Free Cash Flow 194% of Income From Continuing Operations, Revenues Up 5.5%,

Diluted EPS From Continuing Operations of $0.66

CHARLOTTE, NC – July 28, 2003 – SPX Corporation (NYSE:SPW) today announced second quarter 2003 financial results of $1.27 billion in revenues, diluted earnings per share from continuing operations of $0.66, and free cash flow from continuing operations of $99.0 million.

Commenting on the company’s results, John B. Blystone, Chairman, President and CEO said, “We remain focused on building strategic platforms for profitable growth and cash flow generation, as evidenced by the recent sales of Inrange Technologies and our interest in the Assa Abloy door joint venture. The current headwinds facing SPX remain challenging, led by the negative impact of the U.S. power market and very competitive global economic pressures. For the quarter we generated free cash flow equal to 194% of income from continuing operations, while diluted earnings per share from continuing operations were $0.66 compared to $0.79 in 2002. The primary use of free cash flow during the quarter was to repurchase equity. We remain confident in delivering on our financial commitments for the year of diluted earnings per share from continuing operations of at least $3.40 and free cash flow from continuing operations of at least $350 million.”

FINANCIAL HIGHLIGHTS

Cash Flow: Free cash flow for the quarter was $99.0 million compared to $119.5 million in the second quarter of 2002. For the first half of 2003, free cash flow was $141.7 million compared to $140.7 million in the first half of 2002. When excluding the $34.8 million net cash received from a legal award in the first six months of 2002, free cash flow in the first six months of 2003 increased $35.8 million or 34%. In the second quarter, free cash flow as a percentage of income from continuing operations was 194%, up from 179% in the second quarter of 2002 and grew to 156% in the first half of 2003 from 107% in the first half of 2002.

Revenues: In the second quarter of 2003, revenues increased by $65.7 million, or 5.5%, from $1.20 billion in 2002 to $1.27 billion. Organic revenues, revenues excluding acquisitions and divestitures, declined 3.4% in the second quarter of 2003 compared to the same period in 2002. Of the 3.4% decline, approximately 6.0% was due to a decline in revenues in the power market.

The strength of foreign currencies against the U.S. dollar had a favorable impact on organic revenues of approximately 3.7%.

Operating Margins: Second quarter operating margins were 9.5% compared to 11.7% for the second quarter of 2002. Operating margins for the first six months of 2003 were 9.1% compared to 12.0% for the first six months of 2002. The margin decrease was primarily attributable to declines in the U.S. power market, competitive market dynamics across the segments and lower pension income.

Diluted Earnings Per Share From Continuing Operations: Second quarter 2003 diluted earnings per share from continuing operations of $0.66 were down 16% compared to the second quarter 2002 of $0.79 due to the items mentioned above, a difficult economy and increased interest expense related to the company’s high-yield bond carrying costs.

MANAGEMENT’S DISCUSSION OF RESULTS

Technical Products and Systems

Revenues in the second quarter increased from $266.3 million in 2002 to $312.0 million in 2003, an increase of $45.7 million. The increase was due mainly to bolt-on acquisitions. Organic revenues in this segment declined low single-digits in the second quarter due to delays in the HDTV rollout in the U.S. and lower revenues in the security and investigations business due to higher corporate spending on these services in 2002. Kendro, the primary business in the laboratory and life sciences platform, and EST, the building life-safety business, both grew organically mid-single-digits in the second quarter of 2003. These businesses experienced organic growth due to new product introductions and market share penetration despite very difficult market conditions. The electrical test and measurement platform grew high single-digits due to contract timing at GFI Genfare and strong customer orders at Ling Dynamic Systems, which were partially offset by lower telecommunications revenues at Radiodetection.

Segment income as a percentage of revenues decreased from 18.5% in 2002 to 15.8% in 2003. The decrease in operating margins was due primarily to the decline in organic revenues in the quarter compared to the same period in 2002, acquisitions completed in 2002 and 2003, which had historically lower margins than that of the segment, reduced demand for high margin products and services in the broadcast and communication platform and security and investigations business and global competition across all of the segment’s platforms.

Industrial Products and Services

In the second quarter, revenues decreased from $430.8 million in 2002 to $379.2 million in 2003. The decrease was primarily due to the significant decline in the power market.

Revenues in the power systems platform declined by approximately $40.1 million, or an organic decline of approximately 45%. This trend is expected to continue in the third quarter of 2003 and flatten in the fourth quarter of the year against an already reduced second half of 2002. Organic revenues at the compaction equipment business grew in the second quarter due to currency translation benefits and higher revenues in Asia than in the prior year. In the specialty engineered products platform, increased demand for aerospace defense components and material handling equipment was offset by declines in filtration products, dock systems, high-integrity castings and hydraulic power tools.

Segment income as a percentage of revenues declined from 16.7% in 2002 to 11.4% in 2003. Segment income declined due primarily to the power systems market decline compounded with operating inefficiencies in the hydraulic power tools business. The trends in the hydraulic power tools business are likely to continue through mid-2003 and the company is planning further restructuring actions at this business. The relative strength of the euro to the U.S. dollar has impacted margins at the compaction equipment platform in U.S. dollar markets such as the Middle East and Asia. The company expects that this trend will impact the second half of 2003 compared to the same period in 2002.

Flow Technology

Revenues in the second quarter of 2003 increased to $381.4 million from $316.7 million in the second quarter of 2002. The increase was primarily due to bolt-on acquisitions completed in 2002 and in the first quarter of 2003 and double-digit organic revenue growth in the cooling technologies and services platform. The aggregate organic revenues in the Flow Technology segment were flat in the second quarter of 2003 compared to the same period in 2002.

Second quarter segment income increased to $47.1 million in 2003 from $45.2 million in 2002 due to bolt-on acquisitions and cost reduction actions taken across the segment, including integration of acquisitions completed. Segment income as a percentage of revenues was 12.3% in 2003 compared to 14.3% in 2002. The decline in segment income as a percentage of revenues was due primarily to lower margins contributed from the acquisitions of Balcke and Daniel Valve in 2002 and Hankison in 2003.

Service Solutions

Revenues in the second quarter of 2003 were $197.8 million compared to $190.9 million in 2002, representing an organic revenue increase of approximately 2.5% in the quarter.

Segment income as a percentage of revenues declined from 14.0% in 2002 to 12.3% in 2003. The decrease in operating margins was due primarily to product mix changes partially offset by the impact of cost reduction initiatives and higher revenues.

OTHER SECOND QUARTER ITEMS

Discontinued Operations: On April 7, 2003, SPX and CNT announced that they had signed a definitive agreement that resulted in the acquisition by CNT of all of the outstanding shares of Inrange Technologies for approximately $190 million in cash. The transaction closed on May 5, 2003, and SPX received approximately $149 million in net cash proceeds.

For GAAP purposes, Inrange is treated as a discontinued operation. Inrange’s results for all periods and the loss on the sale net of tax, are consolidated on one line labeled “Income (loss) from discontinued operations, net of tax” on the attached condensed consolidated statements of income.

Share Repurchases: On January 9, 2003, the company’s Board of Directors authorized a $250 million share repurchase program. During the second quarter, the company repurchased 2.4 million shares of its common stock for approximately $95 million. During the first six months of 2003, and through July 25, 2003, the company repurchased 4.45 million shares of its common stock for approximately $167 million. Accordingly, under the company’s board approved repurchase program, approximately $83 million is available for additional repurchases as of the date of this release.

Acquisitions: During the quarter, the company completed two strategic acquisitions for total cash consideration of $20.4 million.

SPX Corporation is a global provider of technical products and systems, industrial products and services, flow technology and service solutions. The Internet address for SPX Corporation’s home page is www.spx.com.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please refer to the Company’s public filings for discussion of certain important factors that relate to forward-looking statements contained in this press release. The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

($ in millions)

	June 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and equivalents	$579.9	$541.3
Accounts receivable, net	1,023.8	991.8
Inventories, net	680.3	605.2
Deferred income taxes and refunds	230.3	228.7
Other current assets	169.5	91.3
Assets of discontinued operations	—	264.0

Total current assets	2,683.8	2,722.3
Property, plant and equipment	1,307.2	1,260.3
Accumulated depreciation	(547.2)	(493.3)

Net property, plant and equipment	760.0	767.0
Goodwill	2,744.2	2,596.0
Intangible assets, net	582.8	530.4
Other assets	404.3	475.8

Total assets	$7,175.1	$7,091.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$569.0	$500.9
Accrued expenses	785.4	790.2
Short-term debt	260.7	251.4
Current maturities of long-term debt	33.7	28.9
Liabilities of discontinued operations	—	48.7

Total current liabilities	1,648.8	1,620.1
Long-term debt	2,470.7	2,414.6
Deferred income taxes	609.7	632.2
Other long-term liabilities	745.8	720.5

Total long-term liabilities	3,826.2	3,767.3
Minority interest	1.5	11.7
Shareholders’ equity:
Common stock	871.8	868.0
Paid-in capital	873.1	863.3
Retained earnings	540.4	478.2
Unearned compensation	(43.4)	(46.1)
Accumulated other comprehensive loss	(126.5)	(197.6)
Common stock in treasury	(416.8)	(273.4)

Total shareholders’ equity	1,698.6	1,692.4

Total liabilities and shareholders’ equity	$7,175.1	$7,091.5

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

($ in millions, except per share data)

Unaudited

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Revenues	$1,270.4	$1,204.7	$2,386.6	$2,273.3
Costs and expenses:
Cost of products sold	882.9	799.8	1,668.6	1,521.1
Selling, general and administrative	240.9	223.2	463.7	429.6
Intangible amortization	2.3	1.8	4.6	3.3
Special charges	24.1	39.1	33.3	45.5

Operating income	120.2	140.8	216.4	273.8
Other (expense) income, net	(1.2)	0.6	0.8	(0.2)
Equity earnings in joint ventures	7.7	8.3	17.7	18.6
Interest expense, net	(45.6)	(38.4)	(90.8)	(75.3)

Income from continuing operations before income taxes	81.1	111.3	144.1	216.9
Provision for income taxes	(30.0)	(44.7)	(53.3)	(85.6)

Income from continuing operations before change in accounting principle	51.1	66.6	90.8	131.3
Income (loss) from discontinued operations, net of tax	2.7	(8.3)	(28.6)	(7.9)
Change in accounting principle	—	—	—	(148.6)

Net income (loss)	$53.8	$58.3	$62.2	$(25.2)

Basic income (loss) per share of common stock
Income from continuing operations before change in accounting principle	$0.66	$0.81	$1.15	$1.60
Income (loss) from discontinued operations	0.03	(0.10)	(0.36)	(0.10)
Change in accounting principle	—	—	—	(1.81)

Net income (loss) per share	$0.69	$0.71	$0.79	$(0.31)

Weighted average number of common shares outstanding	77.567	82.594	78.606	81.948
Diluted income (loss) per share of common stock
Income from continuing operations before change in accounting principle	$0.66	$0.79	$1.15	$1.56
Income (loss) from discontinued operations	0.03	(0.10)	(0.36)	(0.09)
Change in accounting principle	—	—	—	(1.77)

Net income (loss) per share	$0.69	$0.69	$0.79	$(0.30)

Weighted average number of common shares outstanding	77.903	84.670	78.903	84.066

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited

($ in millions)

	Six months ended June 30
	2003	2002
Cash flows from (used in) operating activities:
Net income (loss)	$62.2	$(25.2)
Loss from discontinued operations	28.6	7.9
Change in accounting principle	—	148.6

Income from continuing operations before change in accounting principle	90.8	131.3
Adjustments to reconcile income to net cash from operating activities
Special charges	33.3	45.5
Deferred income taxes	20.4	71.6
Depreciation	58.4	52.2
Amortization of intangibles and other assets	5.1	3.6
Amortization of discount on LYONs	10.8	11.2
Employee benefits	18.7	(6.9)
Other, net	12.6	(8.2)
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures—
Accounts receivable and other	42.0	19.8
Inventories	(32.2)	(25.1)
Accounts payable, accrued expenses and other	(48.7)	(65.6)
Changes in working capital securitizations	5.9	(14.7)
Cash spending on restructuring actions	(39.7)	(31.8)

Net cash from continuing operations	177.4	182.9
Net cash from (used in) discontinued operations	9.7	(9.6)

Net cash from operating activities	187.1	173.3
Cash flows from (used in) investing activities:
Proceeds from asset sales and business divestiture	160.1	9.2
Business acquisitions and investments, net of cash acquired	(182.2)	(113.1)
Capital expenditures	(35.7)	(42.2)
Other, net	—	(4.1)

Net cash used in continuing operations	(57.8)	(150.2)
Net cash used in discontinued operations	(0.5)	(8.9)

Net cash used in investing activities	(58.3)	(159.1)
Cash flows from (used in) financing activities:
Borrowings under other debt agreements	293.8	—
Payments under other debt agreements	(241.5)	(135.6)
Purchase of common stock	(143.4)	—
Common stock issued under stock incentive programs	0.9	47.1
Common stock issued under exercise of stock warrants	—	24.2
Other, net	—	(17.9)

Net cash used in continuing operations	(90.2)	(82.2)
Net cash used in discontinued operations	—	(10.7)

Net cash used in financing activities	(90.2)	(92.9)

Net increase (decrease) in cash and equivalents	38.6	(78.7)
Cash and equivalents, beginning of period	541.3	443.0

Cash and equivalents, end of period	$579.9	$364.3

SPX CORPORATION AND SUBSIDIARIES

RESULTS OF INCOME BY SEGMENT

($ in millions)

Unaudited

	Three months ended June 30,			Six months ended June 30,
	2003	2002	%	2003	2002	%
Technical Products and Systems (1)
Revenues	$312.0	$266.3	17.2%	$574.1	$508.4	12.9%
Gross profit	123.8	118.9		227.3	223.5
Selling, general & administrative	73.6	68.8		141.0	129.4
Intangible amortization	1.0	0.8		2.0	1.6

Segment income	$49.2	$49.3	-0.2%	$84.3	$92.5	-8.9%

as a percent of revenues	15.8%	18.5%		14.7%	18.2%

Industrial Products and Services
Revenues	$379.2	$430.8	-12.0%	$719.4	$815.0	-11.7%
Gross profit	88.8	119.5		161.6	220.1
Selling, general & administrative	45.1	46.7		88.4	91.3
Intangible amortization	0.6	0.7		1.2	1.1

Segment income	$43.1	$72.1	-40.2%	$72.0	$127.7	-43.6%

as a percent of revenues	11.4%	16.7%		10.0%	15.7%

Flow Technology
Revenues	$381.4	$316.7	20.4%	$733.6	$596.4	23.0%
Gross profit	115.9	107.9		225.7	205.2
Selling, general & administrative	68.1	62.4		134.0	120.2
Intangible amortization	0.7	0.3		1.3	0.5

Segment income	$47.1	$45.2	4.2%	$90.4	$84.5	7.0%

as a percent of revenues	12.3%	14.3%		12.3%	14.2%

Service Solutions
Revenues	$197.8	$190.9	3.6%	$359.5	$353.5	1.7%
Gross profit	59.0	58.6		103.4	103.4
Selling, general & administrative	34.6	31.8		64.7	61.4
Intangible amortization	—	—		0.1	0.1

Segment income	$24.4	$26.8	-9.0%	$38.6	$41.9	-7.9%

as a percent of revenues	12.3%	14.0%		10.7%	11.9%

Total segment income	163.8	193.4		285.3	346.6
Corporate expenses	(19.5)	(13.5)		(35.6)	(27.3)
Special and other charges (1)	(24.1)	(39.1)		(33.3)	(45.5)

Consolidated operating income	$120.2	$140.8		$216.4	$273.8

(1)	Excludes results of discontinued operations.

SPX CORPORATION AND SUBSIDIARIES

FREE CASH FLOW AS % OF NET INCOME FROM CONTINUING OPERATIONS

Unaudited

($ in millions)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Net cash from continuing operations	120.0	139.2	177.4	182.9
Capital expenditures	(21.0)	(19.7)	(35.7)	(42.2)

Free cash flow from continuing operations	99.0	119.5	141.7	140.7

Net income from continuing operations before change in accounting principle	51.1	66.6	90.8	131.3
% of net income from continuing operations before change in accounting principle	194%	179%	156%	107%

SPX CORPORATION AND SUBSIDIARIES

CASH RECONCILIATION

Unaudited

($ in millions)

	Six months ended 6/30/2003
Beginning cash	$541.3
Operational cash flow	177.4
Acquisitions	(182.2)
Capital expenditures	(35.7)
Proceeds from asset sales	160.1
Net borrowings / (payments)	52.3
Repurchase of common stock	(143.4)
Other equity issuances	0.9
Discontinued operations	9.2

Ending cash	$579.9

	Ending Debt 12/31/2002	Net Change	LYONs Discount Accretion	Ending Debt 06/30/2003
Revolver	$—	—		$—
Tranche A loan	225.0			225.0
Tranche B loan	410.3	(1.1)		409.2
Tranche C loan	683.7	(1.9)		681.8
LYONs, net of unamortized discount	858.2	(236.9)	10.8	632.1
7.5% senior notes	500.0	—		500.0
6.25% senior notes	—	300.0		300.0
Other borrowings	17.7	(0.7)		17.0

Totals	$2,694.9	$59.4	$10.8	$2,765.10